Exhibit (d)(1)(xv)

FORM OF

AMENDMENT NO. 1

TO THE

INVESTMENT MANAGEMENT AGREEMENT

AMENDMENT NO. 1 dated September [9], 2005 to the Amended and Restated Investment Management Agreement (“Amendment No. 1”), dated as of April 1, 2004, between EQ Advisors Trust, a Delaware business trust (the “Trust”) and AXA Equitable Life Insurance Company (formerly, The Equitable Life Assurance Society of the United States), a New York stock life insurance company (“AXA Equitable” or “Manager”).

The Trust and AXA Equitable agree to modify and amend the Investment Management Agreement dated as of April 1, 2004 (“Original Agreement”) as follows:

1. Name Changes. The following Portfolios’ names shall be changed as follows:

Current Name	New Name
EQ/Enterprise Equity Portfolio	EQ/TCW Equity Portfolio*
EQ/Enterprise Equity Income Portfolio	EQ/Boston Advisors Equity Income Portfolio
EQ/Enterprise Growth and Income Portfolio	EQ/UBS Growth and Income Portfolio*
EQ/Enterprise Growth Portfolio	EQ/Montag & Caldwell Growth Portfolio*
EQ/Enterprise High Yield Bond	EQ/Caywood-Scholl High Yield Portfolio*
EQ/Enterprise International Growth Portfolio	EQ/International Growth Portfolio*
EQ/Enterprise Managed Portfolio	EQ/Enterprise Moderate Allocation Portfolio*I
EQ/Enterprise Mergers and Acquisitions Portfolio	EQ/GAMCO Mergers and Acquitsitions Portfolio+
EQ/Enterprise Short Duration Bond Portfolio	EQ/Short Duration Bond Portfolio*
EQ/Enterprise Small Company Growth Portfolio	EQ/Bear Stearns Small Company Growth Portfolio*
EQ/Enterprise Small Company Value Portfolio	EQ/GAMCO Small Company Value Portfolio+
EQ/Enterprise Total Return Portfolio	EQ/PIMCO Real Return Portfolio*
EQ/MONY Government Securities Portfolio	EQ/Government Securities Portfolio*
EQ/MONY Intermediate Term Bond Portfolio	EQ/Intermediate Term Bond Portfolio*
EQ/MONY Long Term Bond Portfolio	EQ/Long Term Bond Portfolio*
(collectively, the “Portfolios”)

*	Effective May 9, 2005.
**	Effective September 12, 2005
+	Interim name change effective May 9, 2005 did not include the term “GAMCO”.

2. Terminated Portfolios. The following portfolios are deleted from the Original Agreement: EQ/Enterprise Capital Appreciation Portfolio, EQ/Enterprise Deep Value Portfolio, EQ/Enterprise Global Socially Responsive Portfolio, EQ/Enterprise Multi-Cap Growth Portfolio, EQ/MONY Diversified Portfolio, EQ/MONY Equity Growth Portfolio, EQ/MONY Equity Income Portfolio, EQ/MONY Money Market Portfolio.

3. Portfolios. The Trust affirms its appointment of AXA Equitable as Investment Manager of the Portfolios as listed in Section 1 above.

4. With respect to the EQ/Enterprise Moderate Allocation Portfolio: The Trust hereby appoints AXA Equitable as the investment manager and adviser for such Portfolio, subject to the supervision of the Trustees of the Trust and in the manner and under the terms and conditions set forth in this Agreement. Manager accepts such appointment and agrees to render the services and to assume the obligations set forth in this Agreement commencing on its effective date. Manager will be an independent contractor and will have no authority to act for or represent the Trust in any way or otherwise be deemed an agent unless expressly authorized in this Agreement or another writing by the Trust and Manager.

5. Duration of Agreement. With respect to each Portfolio specified in Appendix A the Agreement will continue in effect as described in Section 9 of the Original Agreement.

6. Appendix A. Appendix A to the Original Agreement, setting forth the Portfolios of the Trust for which AXA Equitable is appointed as the investment manager, is hereby replaced in its entirety by Appendix A attached hereto.

7. Appendix B. Appendix B to the Original Agreement, setting forth the fees payable to AXA Equitable with respect to each Portfolio, is hereby replaced in its entirety by Appendix B attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

EQ ADVISORS TRUST		AXA EQUITABLE LIFE INSURANCE COMPANY

By:		By:
	Kenneth Kozlowski		Steven M. Joenk
	Treasurer and Chief Financial		Senior Vice President
Officer

APPENDIX A

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED

INVESTMENT MANAGEMENT AGREEMENT

PORTFOLIOS

EQ/Bear Stearns Small Company Growth Portfolio

EQ/Boston Advisors Equity Income Portfolio

EQ/Caywood-Scholl High Yield Bond Portfolio

EQ/GAMCO Mergers and Acquisition Portfolio

EQ/GAMCO Small Company Value Portfolio

EQ/International Growth Portfolio

EQ/Enterprise Moderate Allocation Portfolio

EQ/Montag & Caldwell Growth Portfolio

EQ/PIMCO Return Portfolio

EQ/Short Duration Bond Portfolio

EQ/TCW Equity Portfolio

EQ/UBS Growth and Income Portfolio

EQ/Government Securities Portfolio

EQ/Intermediate Term Bond Portfolio

EQ/Long Term Bond Portfolio

Date: September [9], 2005

APPENDIX B

The Trust shall pay the Manager, at the end of each calendar month, compensation computed daily at an annual rate equal to the following:

Portfolio	Management Fee
(as a percentage of average daily net assets)

EQ/Boston Advisors Equity Income Portfolio	0.75% of the average net assets

EQ/TCW Equity Portfolio	0.80% of the average daily net assets up to $400 million; 0.75% of the average daily net assets in excess of $400 million up to and including $800 million; and 0.70% of the average daily net assets in excess of $800 million.

EQ/UBS Growth and Income Portfolio	0.75% of the average daily net assets

EQ/Enterprise Moderate Allocation Portfolio	0.10% of the average daily net assets

EQ/Montag & Caldwell Growth Portfolio	0.75% of the average daily net assets

EQ/Caywood-Scholl High Yield Bond Portfolio	0.60% of the average daily net assets

EQ/International Growth Portfolio	0.85% of the average daily net assets

EQ/GAMCO Mergers and Acquisition Portfolio	0.90% of the average daily net assets

EQ/Short Duration Bond Portfolio	0.45% of the average daily net assets

EQ/Bear Stearns Small Company Growth Portfolio	1.00% of the average daily net assets

EQ/GAMCO Small Company Value Portfolio	0.80% of the average daily net assets up to $400 million; 0.75% of the average daily net assets in excess of $400 million up to and including $800 million; and 0.70% of the average daily net assets in excess of $800 million.

EQ/PIMCO Return Portfolio	0.55% of the average daily net assets

EQ/MONY Intermediate Term Bond Portfolio EQ/MONY Long Term Bond Portfolio EQ/MONY Government Securities Portfolio	0.50% of average daily net assets up to $400 million; 0.35% of the average daily net assets in excess of $400 million up to and including $800 million; and 0.30% of the average daily net assets in excess of $800 million